To the Board of Trustees of Royce Capital Fund and
Shareholders of Royce Capital Fund (Micro-Cap and Premier Portfolios):

     We have audited the accompanying statements of assets and liabilities of Royce Capital Fund, including the schedules of investments as of December 31, 1996, the related statements of operations and changes in net assets, and the financial highlights for the period from December 27, 1996 (commencement of operations) to December 31, 1996. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedues included confirmation of securities owned as of December 31, 1996, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Royce Capital Fund (Micro-Cap and Premier portfolios) as of December 31, 1996, the results of their operations and changes in their net assets, and the financial highlights for the period from December 27, 1996 (commencement of operations) to December 31, 1996, in conformity with generally accepted accounting principles.


                                    COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
February 14, 1997